UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)

AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Garrett Motion Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

366505105

(CUSIP Number)

Todd E. Molz

General Counsel, Chief Administrative Officer & Managing Director

Oaktree Capital Group Holdings GP, LLC

333 South Grand Avenue, 28th Floor

Los Angeles California 90071

(213) 830-6300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 6, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 28 Pages

SCHEDULE 13D
CUSIP No. 366505105		Page 2 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Value Opportunities Fund Holdings, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO (See Item 3)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,448,888 (1)
	8	Shared voting power None
	9	Sole dispositive power 8,448,888 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 8,448,888 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.8% (2)
14	Type of reporting person (see instructions) PN

(1)

In its capacity as the direct owner of 1,492,976 shares of common stock, par value $0.001 per share of the Company (“Common Stock”) and 6,955,912 shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”).

(2)

All calculations of percentage ownership herein are based on a total of 64,959,553 shares of Common Stock outstanding as of April 19, 2023, as reported on the Form 10-Q filed with the SEC by the Company on April 24, 2023. All calculations are based on the shares of Common Stock and Series A Preferred Stock owned by the Reporting Person divided by the outstanding shares of Common Stock plus the shares of Series A Preferred Stock owned by the Reporting Person.

SCHEDULE 13D
CUSIP No. 366505105		Page 3 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Value Opportunities Fund GP, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,448,888 (1)
	8	Shared voting power None
	9	Sole dispositive power 8,448,888 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 8,448,888 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.8%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 4 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Value Opportunities Fund GP Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 8,448,888 (1)
	8	Shared voting power None
	9	Sole dispositive power 8,448,888 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 8,448,888 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 11.8%
14	Type of reporting person (see instructions) OO

(1) Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 5 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OCM Opps GTM Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO (See Item 3)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 25,428,298 (1)
	8	Shared voting power None
	9	Sole dispositive power 25,428,298 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 25,428,298 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 28.1%
14	Type of reporting person (see instructions) PN

(1)	In its capacity as the direct owner of 25,428,298 shares of Series A Preferred Stock.

SCHEDULE 13D
CUSIP No. 366505105		Page 6 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Fund GP, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the manager of OCM Opps GTM Holdings, LLC and the general partner of Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 7 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Fund GP I, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the managing member of Oaktree Fund GP, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 8 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital I, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Sole dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 9 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OCM Holdings I, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 10 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) PN

(1) Solely in its capacity as the managing member of OCM Holdings I, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 11 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Management, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,369,468 (1)
	8	Shared voting power None
	9	Sole dispositive power 9,369,468 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 9,369,468 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 12.9%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the director of Oaktree Value Opportunities Fund GP Ltd. and director of Oaktree Phoenix Investment Fund GP Ltd.

SCHEDULE 13D
CUSIP No. 366505105		Page 12 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Management GP, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,369,468 (1)
	8	Shared voting power None
	9	Sole dispositive power 9,369,468 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 9,369,468 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 12.9%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 13 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Atlas OCM Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,369,468 (1)
	8	Shared voting power None
	9	Sole dispositive power 9,369,468 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 9,369,468 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 12.9%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the sole managing member of Oaktree Capital Management GP, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 14 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Group, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 15 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Capital Group Holdings GP, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 37,672,255 (1)
	8	Shared voting power None
	9	Sole dispositive power 37,672,255 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 37,672,255 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 37.8%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the indirect owner of the class B units of each of Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 16 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brookfield Corporation
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) HC

(1)	Solely in its capacity as the indirect owner of the class A units of Oaktree Capital Group, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 17 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BAM Partners Trust
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Ontario, Canada

Number of shares beneficially owned by each reporting person with	7	Sole voting power 28,302,787 (1)
	8	Shared voting power None
	9	Sole dispositive power 28,302,787 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 28,302,787 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 31.3%
14	Type of reporting person (see instructions) HC

(1)	Solely in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield Corporation.

SCHEDULE 13D
CUSIP No. 366505105		Page 18 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Phoenix Investment Fund, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 920,580 (1)
	8	Shared voting power None
	9	Sole dispositive power 920,580 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 920,580 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) PN

(1)	In its capacity as the direct owner of 920,580 shares of Series A Preferred Stock.

SCHEDULE 13D
CUSIP No. 366505105		Page 19 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Opportunities Fund Xb Holdings (Delaware) LP
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) OO (See Item 3)
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	7	Sole voting power 2,874,489 (1)
	8	Shared voting power None
	9	Sole dispositive power 2,874,489 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 2,874,489 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 4.4%
14	Type of reporting person (see instructions) PN

(1)	In its capacity as the direct owner of 2,874,489 shares of Common Stock.

SCHEDULE 13D
CUSIP No. 366505105		Page 20 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brookfield Asset Management ULC
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization British Columbia, Canada

Number of shares beneficially owned by each reporting person with	7	Sole voting power 9,369,468 (1)
	8	Shared voting power None
	9	Sole dispositive power 9,369,468 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 9,369,468 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 12.9%
14	Type of reporting person (see instructions) OO

(1)	In its capacity as the indirect owner of Class A units of Atlas OCM Holdings, LLC.

SCHEDULE 13D
CUSIP No. 366505105		Page 21 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Phoenix Investment Fund GP, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 920,580 (1)
	8	Shared voting power None
	9	Sole dispositive power 920,580 (1)
	10	Shared dispositive power None

11	Aggregate amount beneficially owned by each reporting person 920,580 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) PN

(1)	Solely in its capacity as the general partner of Oaktree Phoenix Investment Fund, L.P.

SCHEDULE 13D
CUSIP No. 366505105		Page 22 of 28 Pages

1	Name of reporting persons. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oaktree Phoenix Investment Fund GP Ltd.
2	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3	SEC use only
4	Source of funds (see instructions) Not applicable
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with	7	Sole voting power 920,580 (1)
	8	Shared voting power None
	9	Sole dispositive power
	10	Shared dispositive power 920,580 (1)

11	Aggregate amount beneficially owned by each reporting person 920,580 (1)
12	Check if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
13	Percent of class represented by amount in Row (11) 1.4%
14	Type of reporting person (see instructions) OO

(1)	Solely in its capacity as the general partner of Oaktree Phoenix Investment Fund, L.P.

CUSIP No. 366505105	Page 23 of 28 Pages

Item 1. Security and Issuer.

This Amendment No. 2 amends the Schedule 13D filed on May 14, 2021 (“Original Schedule 13D”), as amended by that certain Amendment No. 1 filed on April 17, 2023 (the “Amendment No. 1”). The class of equity securities to which this Schedule 13D relates is the common stock, par value $0.001 per share (the “Common Stock”), including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock. Unless specifically amended hereby, the disclosures set forth in the Original Schedule 13D and Amendment No. 1 remain unchanged, provided that if any Item amended herein is incorporated by reference into any other Item in the Schedule 13D as previously amended, such incorporation by reference is also amended hereby. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Original Schedule 13D or Amendment No. 1, as applicable.

Item 4. Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended to include the following:

On June 6, 2023, the Company, Oaktree Value Opportunities Fund Holdings, L.P. (“VOF Holdings”), GTM Holdings, Oaktree Phoenix Investment Fund LP (“Phoenix”) and Xb Holdings consummated the Series A Repurchase as set forth in the Transaction Agreement. VOF Holdings, GTM Holdings and Phoenix sold and transferred to the Company 7,418,669 shares, 27,127,173 shares and 984,182 shares of Series A Preferred Stock held by such Investors, respectively. As part of the consideration for such sale and transfer, the Company paid to VOF Holdings, GTM Holdings and Phoenix a cash price of approximately $60,662,456, $221,818,893 and $8,047,656, respectively. At the closing of the Series A Repurchase, the Company issued to VOF Holdings, GTM Holdings and Phoenix, 774,354 shares, 2,831,513 shares and 102,728 shares of Common Stock, respectively, and paid to VOF Holdings, GTM Holdings and Phoenix, $1,071,070, $3,916,486 and $142,091 in cash, respectively, representing all dividends paid or payable with respect to the shares of Series A Preferred Stock through September 30, 2023. Pursuant to the Transaction Agreement, upon the closing of the Series A Repurchase, the Investors’ board designation rights were reduced from three to one designee.

SCHEDULE 13D
CUSIP No. 366505105		Page 24 of 28 Pages

Item 5. Interest in Securities of the Issuer.

(a) and (b)

The information contained on the cover page of this Amendment No. 2 is incorporated herein by reference.

(c)

The information set forth in Item 4 of this Amendment No. 2 is incorporated herein by reference.

SCHEDULE 13D
Page 25 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

DATED: June 8, 2023

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OCM OPPS GTM HOLDINGS, LLC

By:	Oaktree Fund GP, LLC
Its:	General Partner
By:	Oaktree Fund GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

Page 26 of 28 Pages

Oaktree FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OCM HOLDINGS I, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

Page 27 of 28 Pages

OAKTREE CAPITAL MANAGEMENT GP, LLC

By:	Atlas OCM Holdings, LLC
Its:	Managing Member

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

ATLAS OCM HOLDINGS, LLC

By:	Oaktree New Holdings, LLC
Its:	Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

BROOKFIELD CORPORATION

By:	/s/ Swati Mandava
Name:	Swati Mandava
Title:	Managing Director, Legal & Regulatory

BAM PARTNERS TRUST

By:	BAM Class B Partners Inc.
Its:	Trustee

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Secretary

OAKTREE PHOENIX INVESTMENT FUND L.P.

By:	Oaktree Phoenix Investment Fund GP, L.P.
Its:	General Partner

By:	Oaktree Phoenix Investment Fund GP, Ltd.
Its:	General Partner

Page 28 of 28 Pages

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE OPPORTUNITIES FUND Xb HOLDINGS (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Authorized Signatory

BROOKFIELD ASSET MANAGEMENT ULC

By:	/s/ Kathy Sarpash
Name:	Kathy Sarpash
Title:	Managing Director, Legal & Regulatory

OAKTREE PHOENIX INVESTMENT FUND GP, L.P.

By:	Oaktree Phoenix Investment Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President

OAKTREE PHOENIX INVESTMENT FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Henry Orren
Name:	Henry Orren
Title:	Senior Vice President